UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2011

Vistaprint N.V.
__________________________________________
(Exact name of registrant as specified in its charter)

Netherlands	000-51539	98-0417483
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Hudsonweg 8, Venlo, Netherlands		5928 LW
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	31 77 850 7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 31, 2011, Vistaprint N.V. completed its acquisition of all of the issued and outstanding shares of Albumprinter Holding B.V. (the "Target") pursuant to the Share Purchase Agreement dated October 24, 2011 between Vistaprint and Albumprinter Beheer B.V. (the "Purchase Agreement"). At the closing, Vistaprint paid 60 million Euros in cash for the Target's shares, and Vistaprint may pay up to an additional 5 million Euros in cash on or after December 31, 2012 based on a performance-based earn out. The amount paid at closing is subject to a post-closing adjustment based on the Target's working capital and net debt as of the closing date.

Pursuant to the Purchase Agreement, Albumprinter Beheer will cause a bank to issue a 6 million Euro bank guarantee for Vistaprint's benefit, to secure certain indemnification obligations of Albumprinter Beheer, as is customary in Dutch acquisitions and similar to a traditional escrow arrangement.

This description is not a complete description of the parties' rights and obligations under the Purchase Agreement and is qualified by reference to the full text of the Purchase Agreement, which is filed as an exhibit to Vistaprint's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 filed with the Securities and Exchange Commission on October 28, 2011 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Share Purchase Agreement between Vistaprint and Albumprinter Beheer B.V. regarding Albumprinter Holding B.V. dated October 24, 2011 is incorporated by reference to Vistaprint's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission on October 28, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vistaprint N.V.

November 1, 2011	By:	/s/Michael C. Greiner

Name: Michael C. Greiner
Title: Chief Accounting Officer